Exhibit 99.1
D-Wave Completes Redemption of Public Warrants

PALO ALTO, Calif. – November 21, 2025 – D-Wave Quantum Inc. (NYSE: QBTS) (“D-Wave” or the “Company”), a leader in quantum computing systems, software, and services and the world’s first commercial supplier of quantum computers, today announced that it has completed the redemption of all of the Company’s outstanding public warrants (the “Warrants”) to purchase shares of the Company’s common stock (“Common Stock”), at 5 p.m. New York City Time on November 19, 2025 (the “Redemption Date”).

Of the Warrants that were outstanding prior to D-Wave’s announcement of the redemption on October 20, 2025, 4,746,358 Warrants were subsequently exercised for approximately 6.9 million shares of Common Stock at the exercise price of $11.50 per Warrant, yielding cash proceeds to the Company of approximately $54.6 million.

A total of 270,820 Warrants remained unexercised as of 5 p.m. New York City time on the Redemption Date, and the Company redeemed those Warrants for a redemption price of $0.01 per Warrant (the “Redemption Price”), or an aggregate Redemption Price of $2,708.20, in accordance with the terms of the Company’s warrant agreement. Following the redemption, no Warrants are outstanding.

In connection with the redemption, the Warrants ceased trading on the New York Stock Exchange (the “NYSE”) and will be delisted, with the trading suspension effective on November 18, 2025. The Common Stock continues to trade on the NYSE under the symbol “QBTS”.

No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About D-Wave Quantum Inc.
D-Wave is a leader in the development and delivery of quantum computing systems, software, and services. We are the world’s first commercial supplier of quantum computers, and the only company building both annealing and gate-model quantum computers. Our mission is to help customers realize the value of quantum, today. Our quantum computers — the world’s largest — feature QPUs with sub-second response times and can be deployed on-premises or accessed through our quantum cloud service, which offers 99.9% availability and uptime. More than 100 organizations trust D-Wave with their toughest computational challenges. With over 200 million problems submitted to our quantum systems to date, our customers apply our technology to address use cases spanning optimization, artificial intelligence, research and more. Learn more about realizing the value of quantum computing today and how we’re shaping the quantum-driven industrial and societal advancements of tomorrow: www.dwavequantum.com.

Forward-Looking Statements
Certain statements in this press release are forward-looking, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks, uncertainties, and other factors that may cause actual results to differ materially from the information expressed or implied by these forward-looking statements and may not be indicative of future results. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, various factors beyond management’s control, including the risks set forth under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Undue reliance should not be placed on the forward-looking statements in this press release in making an investment decision, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Media Contact:
Alex Daigle
media@dwavesys.com